                                                                   EXHIBIT 99(a)

INDEPENDENT AUDITORS' REPORT
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To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (the "Company") as of December 27, 1996 and December 29, 1995 and for each of the three years in the period ended December 27, 1996 and have issued our report thereon dated February 24, 1997. Such consolidated financial statements and our report thereon are incorporated by reference in the Company's 1996 Annual Report on Form 10-K, which is incorporated herein by reference.

We have also previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of the Company as of December 30, 1994, December 31, 1993 and December 25, 1992 and the related statements of consolidated earnings, changes in consolidated stockholders' equity and consolidated cash flows for the years ended December 31, 1993 and December 25, 1992 (none of which are presented or incorporated by reference herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the table under the caption Ratio of Earnings to Fixed Charges for each of the five years in the period ended December 27, 1996 appearing on page 4 of the prospectuses relating to Debt Securities and Warrants and STRYPES, and on page S-3 of the prospectus relating to Medium-Term Notes, Series B, all of which are a part of this Registration Statement of the Company on Form S-3, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York
February 24, 1997